UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Schick Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On September 25, 2005, Schick Technologies, Inc. (“Schick”), Sirona Holding GmbH (“Sirona”) and Sirona Holdings Luxco S.C.A. (“Luxco”) entered into an Exchange Agreement, as amended, pursuant to which Schick will acquire all of the issued and outstanding share capital of Sirona and the existing indebtedness of Sirona owed to Luxco, in exchange for shares of Schick’s common stock, and Sirona will become a subsidiary of Schick.  On May 25, 2006, Sirona issued the following press release announcing its financial results for its second fiscal quarter and the six months ended March 31, 2006.  This press release contains disclosure relating to Sirona’s revenue on a constant currency basis. Although the U.S. dollar is Sirona’s reporting currency, its functional currency varies depending on the country of operation. Approximately 64% of Sirona’s revenue is in Euros. During the periods under review, the U.S. dollar/Euro exchange rate has fluctuated significantly, thereby impacting Sirona’s financial results. Fluctuations in currency exchange rates are reflected within Sirona’s statements of operations. These fluctuations may be significant in any period. Sirona believes that providing information to investors relating to revenues on a constant currency basis provides useful information regarding the underlying trends in its revenues. This information should not be considered an alternative to revenue as reported under U.S. GAAP and should be viewed as supplemental information only.

Where to Find Additional Information

Schick filed a definitive Proxy Statement with the Securities and Exchange Commission (the “SEC’) in connection with the proposed transaction. Shareholders of Schick are urged to read the Proxy Statement and any other relevant documents filed with the SEC because they contain important information about Sirona, Schick and the proposed transaction. The definitive Proxy Statement has been mailed to Schick’s shareholders. Investors are able to obtain the documents free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by Schick are available free of charge from Schick Technologies, Inc., Attn: Legal Department, 30–00 47th Avenue, Long Island City, New York, 11101, Tel: (718) 937–5765.

Participants in the Solicitation

Schick and its directors and executive officers and other members of its management and employees, may be deemed to be participants in the solicitation of proxies from shareholders of Schick in connection with the proposed transaction. Information about the directors and executive officers of Schick and their ownership of Schick stock is set forth in Schick’s Proxy Statement filed with the SEC in connection with its Annual Shareholders Meeting for fiscal 2005. Additional information regarding the interests of participants in the solicitation is set forth in the Proxy Statement filed with the SEC in connection with the proposed transaction.

All of the information contained in this Schedule 14A concerning Sirona has been supplied by Sirona and has not been independently verified by Schick.

Press Release

Sirona Reports Fiscal 2006 Second Quarter Results

•                  Revenue increases 9.5%

•                  Operating income increases 17.9%

•                  Merger with Schick Technologies Inc. expected to close on June 20, 2006

Bensheim/Germany, May 25, 2006 – Sirona, one of the world’s leading manufacturers of dental equipment today reported its financial results prepared in accordance with U.S. GAAP  for the second fiscal quarter ended March 31, 2006.

Revenue for the quarter was $ 131.8 million, an increase of $ 11.4 million, or 9.5%, as compared with the same period last year. Total revenue increased 13.3% on a constant currency basis, with growth rates in the Instruments segment of 24%, the Dental CAD/CAM Systems and the Imaging Systems segments each at 17%, and the Treatment Center segment revenue unchanged.

Revenue for the three months ended March 31, 2006 outside the U.S. increased 20% on a constant currency basis with all business segments contributing to this growth. Revenue in the U.S. was unchanged as compared to the same period last year. This region was coming off a challenging year-over-year comparison as revenues were very strong in the second quarter of fiscal 2005, increasing 37.4% from the second quarter of 2004. In the first half year of the fiscal year 2006 revenue in the U.S. increased by 10.2% compared to the same period last year.

Operating income for the quarter increased 17.9%, to $ 20.0 million, compared to $ 16.9 million in the same period last year. Net income for the quarter increased to $ 4.4 million from $ 2.7 million in the same period last year.

Jost Fischer, Chairman, President and Chief Executive Officer, commented, “After a strong start to our fiscal year, we had another solid quarter with revenue up 13.3%, on a constant currency basis. We believe this growth demonstrates the strength of our global business. Our customers continue to respond positively to Sirona’s innovative product lines while our strategy to enhance our local market presence is showing results.”

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Sirona’ s revenue has traditionally been strongest in the first six months of the fiscal year.  Revenues for the six months ended March 31, 2006 were $ 267.7 million, an increase of $ 15.8 million, or 6.3%, compared to $ 251.9 million in the same period last year. On a constant currency basis revenue increased by 12.5%.

For the six months operating income increased 23.4% to $ 46.8 million, compared to $ 37.9 million in the same period last year. Net income for the six months decreased to $7.8 million from $ 20.9 million in the same period last year. The decrease was primarily due to increased interest expense as a result of higher average debt balances following the change in ownership in June 2005 as well as foreign currency transaction loss compared to a gain in the same period last year.

As at March 31, 2006 the company had cash and cash equivalents of $ 68.3 million and long term debt (including current portion) of
$ 555.8 million, as compared to $ 65.9 million of cash and cash equivalents and long term debt (including current portion) of $ 586.7 million, at September 30, 2005. In December 2005, Sirona prepaid a portion of its long term debt in the amount of $ 36.2 million.

Commenting on the upcoming merger with Schick Technologies Inc., Mr. Fischer added, “Our proposed combination with Schick is progressing as planned and will be presented for approval at a Special Meeting of Schick Stockholders on June 14, 2006.  We anticipate that the merger will close on or about June 20, 2006.”

Please do not hesitate to contact us for further information:

Sirona Group
Jost Fischer / Simone Blank
Fabrikstrasse 31
D-64625 Bensheim, Germany
Phone: +49 (0) 62 51 / 16 2401
Fax: +49 (0) 62 51 / 16 2412
E-Mail: vorstand@sirona.de
www.sirona.com

About Sirona

Sirona is one of the world’s leading manufacturers of dental equipment. The company produces treatment centers, imaging systems, handpieces and hygiene systems as well as systems for computer-aided ceramic restoration (dental CAD/CAM systems). The products are marketed in over 100 countries worldwide.

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The company has subsidiary and representative offices in 16 countries and its global headquarters in Bensheim/Germany. Sirona has been pioneering innovative products in the dental industry for more than 125 years and currently employs a staff of 1,738.

The company beliefs as to any information in this announcement which is not historical, constitute forward-looking statements. The matters discussed in this news release are subject to various factors which could cause actual events and results to differ materially from such statements. Such factors include uncertainties as to the future sales volume of Sirona Group products, the closing of the company’s merger with Schick Technologies Inc., the possibility of changing economic, market and competitive conditions, dependence on products, dependence on key personnel, technological developments, intense competition, market uncertainties, dependence on distributors, ability to manage growth, dependence on key suppliers, fluctuation in results, seasonality and other risks and uncertainties.

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SIRONA HOLDING GMBH & SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

$ ’000s	March 31, 2006	September 30, 2005
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$68,251	$65,941
Restricted cash	628	674
Restricted short term investments	—	745
Accounts receivable, net of allowance for doubtful accounts of $591 and $402, respectively	65,221	47,631
Inventories, net	51,176	47,340
Deferred tax assets	5,487	3,242
Prepaid expenses and other current assets	13,070	33,856
Total current assets	$203,833	$199,429
Property, plant and equipment	48,405	49,180
Goodwill	470,175	468,769
Intangible assets	467,943	489,442
Other non-current assets	20,901	21,981
Deferred tax assets	1,984	9,874
Total assets	$1,213,241	$1,238,675

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$20,826	$22,173
Current portion of long-term debt	17,836	10,103
Income taxes payable	11,081	1,531
Deferred tax liabilities	4,053	3,219
Accrued liabilities and deferred income	52,135	63,757
Total current liabilities	$105,931	$100,783

Long-term debt	537,976	576,622
Deferred tax liabilities	186,446	196,392
Other non-current liabilities	10,895	9,585
Indebtedness to related parties	192,215	184,712
Pension related provisions	45,808	43,847
Deferred income	100,000	100,000
Total liabilities	$1,179,271	$1,211,941

Commitments and contingencies
Minority interest	64	42

Shareholders’ equity
Common share capital	30	30
Additional paid-in capital	123,696	123,696
Excess of purchase price over predecessor basis	(49,103)	(49,103)
Accumulated deficit	(40,407)	(48,161)
Accumulated other comprehensive income (loss)	(310)	230
Total shareholders’ equity	$33,906	$26,692
Total liabilities, minority interest and shareholders’ equity	$1,213,241	$1,238,675

SIRONA HOLDING GMBH & SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	January 1, 2006	January 1, 2005	October 1, 2005	October 1, 2004
$’000s	to March 31, 2006	to March 31, 2005	to March 31, 2006	to March 31, 2005

Revenue	$131,843	$120,385	$267,725	$251,913
Cost of sales	66,816	65,959	136,480	138,417
Gross profit	$65,027	$54,426	$131,245	$113,496
Selling, general and administrative expense	35,339	30,082	67,642	60,560
Research and development	8,026	7,829	14,973	14,960
Provision for doubtful accounts and notes receivable	322	144	182	3
Other operating expense (income), net	1,376	(560)	1,684	87
Operating income	$19,964	$16,931	$46,764	$37,886
Foreign currency transaction (gain) loss	(3,377)	3,437	1,880	(7,829)
(Gain) Loss on derivative instruments	(1,647)	1,093	(1,372)	79
Interest expense, net	13,545	7,725	29,000	15,739
Income before income taxes and minority interest	$11,443	$4,676	$17,256	$29,897
Provision for income taxes	6,976	1,722	9,480	8,678
Minority interest	23	286	22	286
Net income	$4,444	$2,668	$7,754	$20,933

SIRONA HOLDING GMBH & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Successor	Predecessor 2
	October 1, 2005	October 1, 2004
$ ’000s	to March 31, 2006	to March 31, 2005

Cash flows from operating activities
Net income	$7,754	$20,933

Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	30,035	29,579
Foreign currency transactions loss (gain)	1,880	(7,829)
(gain) loss on derivative instruments	(1,372)	79
Accreted interest on long term debt	11,318	3,862
Deferred income taxes	(3,975)	1,297
Amortization of debt issuance costs	4,078	1,220
Changes in assets and liabilities
Accounts receivable	(19,825)	(4,508)
Inventories	(3,684)	(353)
Prepaid expenses and other current assets	20,714	713
Restricted cash	47	(34)
Changes in other non-current assets	(2,953)	(163)
Trade accounts payable and accounts payable to related parties	(1,383)	(7,376)
Accrued liabilities	(10,665)	3,560
Other non-current liabilities	3,228	(7,260)
Income taxes payable	9,457	2,314
Net cash provided by operating activities	$44,654	$36,034
Cash flows from investing activities

Investment in property, plant and equipment	(6,011)	(7,787)
Proceeds from sale of property, plant and equipment	6	156
Restricted short term investments	741	5
Purchase of intangible assets	(372)	0
Payment of deferred purchase price	—	(25,700)
Net cash used in investing activities	$(5,636)	$(33,326)
Cash flows from financing activities
Repayment of long-term debt	(36,153)	(10,247)
Net cash used in financing activities	$(36,153)	(10,247)
Change in cash and cash equivalents	2,863	(7,539)
Effect of exchange rate change on cash and cash equivalents	(553)	(3,664)
Cash and cash equivalents at beginning of period	65,941	38,877
Cash and cash equivalents at end of period	$68,251	$27,674

Supplemental information
Interest paid	14,939	10,923
Interest capitalized	69	34
Income taxes paid	3,268	4,500

SIRONA HOLDING GMBH & SUBSIDIARIES

SUPPLEMENTARY FINANCIAL INFORMATION
(UNAUDITED)

	January 1, 2006	January 1, 2005	October 1, 2005	October 1, 2004
$ ’000s	to March 31, 2006	to March 31, 2005	to March 31, 2006	to March 31, 2005
Revenues External
Dental CAD/CAM Systems	52,804	46,365	111,476	98,697
Imaging Systems	27,500	23,929	57,119	47,100
Treatment Centers	33,615	34,709	63,008	68,529
Instruments	19,594	16,578	36,146	33,114
Total	$133,513	$121,581	$267,749	$247,440

Revenues Internal
Dental CAD/CAM Systems	0	0	0	0
Imaging Systems	20	14	38	78
Treatment Centers	24	0	36	0
Instruments	3,110	3,183	5,847	6,791
Intercompany elimination	(3,154)	(3,197)	(5,921)	(6,869)
Total	$0	$0	$0	$0

Revenues Total
Dental CAD/CAM Systems	52,804	46,365	111,476	98,697
Imaging Systems	27,520	23,943	57,157	47,178
Treatment Centers	33,639	34,709	63,044	68,529
Instruments	22,704	19,761	41,994	39,905
Total	$136,667	$124,778	$273,671	$254,309

Segment performance measure
Dental CAD/CAM Systems	40,016	34,998	84,019	71,968
Imaging Systems	13,376	10,195	27,028	19,235
Treatment Centers	12,691	12,084	23,355	23,942
Instruments	10,271	6,876	18,777	15,487
Total	$76,354	$64,153	$153,179	$130,632

Depreciation and amortization expense
Dental CAD/CAM systems	470	628	944	1,256
Imaging Systems	604	783	1,245	1,729
Treatment Centers	634	741	1,203	1,420
Instruments	572	657	1,179	1,161
Total	$2,280	$2,809	$4,571	$5,566

SIRONA HOLDING GMBH & SUBSIDIARIES

SUPPLEMENTARY FINANCIAL INFORMATION
(UNAUDITED)

$000’s	January 1, 2006 to March 31, 2006	January 1, 2005 to March 31, 2005	October 1, 2005 to March 31, 2006	October 1, 2004 to March 31, 2005

Revenues
Total Segments	$133,513	$121,581	$267,749	$247,440

Electronic centre and corporate	11	286	30	711
Differences management accounts vs. US GAAP	(1,681)	(1,482)	(54)	3,762
Consolidated revenues	$131,843	$120,385	$267,725	$251,913
Depreciation and amortization expenses
Total Segments	2,280	2,809	4,571	5,566
Electronic centre and corporate	475	483	901	888
Differences management accounts vs. US GAAP	13,698	10,774	25,111	23,125
Consolidated depreciation and amortization expenses	$16,453	$14,066	$30,583	$29,579
Segment performance measure
Total Segments	76,354	64,153	153,179	130,632
Electronic centre and corporate	913	558	776	1,265
Differences management accounts vs. US GAAP	(12,240)	(10,285)	(22,710)	(18,401)
Consolidated gross profit	$65,027	$54,426	$131,245	$113,496
Selling, general and administrative	35,339	30,082	67,642	60,560
Research and development	8,026	7,829	14,973	14,960
Provision for doubtful accounts and notes receivable	322	144	182	3
Net other operating expense (income)	1,376	(560)	1,684	87
Foreign currency transaction (gain) loss	(3,377)	3,437	1,880	(7,829)
(Gain) loss on derivative instruments	(1,647)	1,093	(1,372)	79
Interest expense, net	13,545	7,725	29,000	15,739
Income before income taxes and minority interest	$11,443	$4,676	$17,256	$29,897